Exhibit 99.2

Hall Chadwick Acquisition Corp. Completes $207 Million Initial Public Offering

NEW YORK, Nov. 24, 2025 (GLOBE NEWSWIRE) -- Hall Chadwick Acquisition Corp. (NASDAQ:HCACU) (the “Company”) announced the closing of its initial public offering of 20,700,000 units, which includes 2,700,000 units issued pursuant to the exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $207,000,000.

The Company’s units began trading on the Nasdaq Global Market (“Nasdaq”) on November 21, 2025, under the ticker symbol “HCACU.” Each unit consists of one Class A ordinary share of the Company and one right to receive one tenth (1/10) of a Class A ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights will be listed on Nasdaq under the symbols “HCAC” and “HCACR,” respectively.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination opportunity in any industry or geographic location but expects to focus its efforts on the technology, critical materials and energy sectors.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, is acting as lead book-running manager. Copies of the prospectus relating to the offering may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com.

A registration statement relating to the securities became effective on November 18, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact

Mike Willesee
mwillesee@hallchadwick.com.au